Exhibit 99.2

HERSHA HOSPITALITY TRUST

Pro Forma Consolidated Balance Sheet
As of December 31, 2005
(Unaudited, Dollar Amounts in Thousands Except per Share Data)

The accompanying unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2005 is presented as if the acquisition of our interests in the AHA Partnership and Metro LLC occurred on December 31, 2005.

This pro forma consolidated balance sheet should be read in conjunction with the Hersha and the AHA Partnership and Metro LLC historical financial statements and notes thereto. In management’s opinion, adjustments necessary to reflect the effects of the acquisition of our interests in the AHA Partnership and Metro LLC have been made based on management’s best estimate.

The following unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position of Hersha would have been assuming such acquisition had been completed as of December 31, 2005, nor is it indicative of future financial positions of Hersha.

	(A)	(B)
	Historical	AHA Partnership and Metro LLC	Pro Forma
Assets:
Investment in Hotel Properties, net	$317,980	$55,539	$373,519
Investment in Unconsolidated Joint Ventures	55,981	-	55,981
Development Loans Receivable from Related Parties	32,470	-	32,470
Due from Related Parties	2,779	-	2,779
Other Assets	46,145	(7,621)	38,524
Total Assets	$455,355	$47,918	$503,273

Liabilities and Shareholders’ Equity:
Line of Credit	$-	26,000	26,000
Mortgages Payable	256,146	13,000	269,146
Due to Related Parties	4,655	820	5,475
Other Liabilities	12,625	894	13,519
Total Liabilities	273,426	40,714	314,140

Minority Interest:
Common Units	15,147	3,653	18,800
Interest in Consolidated Joint Ventures	2,079	1,204	3,283
Total Minority Interest	17,226	4,857	22,083

Shareholders’ Equity:	164,703	2,347	167,050
Total Liabilities and Shareholders’ Equity	$455,355	$47,918	$503,273

HERSHA HOSPITALITY TRUST

Notes and Management’s Assumptions to the
Pro Forma Consolidated Balance Sheet
As of December 31, 2005
(Unaudited, Dollar Amounts in Thousands Except per Share Data)

(A)	Represents the Consolidated Balance Sheet of Hersha as of December 31, 2005 as filed on Form 10-K/A.

(B)
Represents the purchase of our interest in the AHA Partnership and Metro LLC as if it had occurred on December 31, 2005. We acquired an 80% interest in AHA Partnership for total consideration of $24,997. Cash was used to repay AHA Partnership debt of $17,392, settlement costs of $687 and distributions to AHA Sellers of $6,918. We will consolidate the AHA Partnership, since it is a voting interest entity, we are the general partner and we own a majority of the voting interest. We also acquired a 100% interest in Metro LLC for $28,994. The source of funding for these acquisitions was cash, borrowings under our line of credit, issuance of limited partnership units in HHLP, and mortgage payable assumed, as follows:

	AHA Partnership	Metro LLC	Combined

Cash paid, net	$3,997	$4,994	$8,991
Line of credit	21,000	5,000	26,000

HHLP Limited Partnership Units (657,895 units issued at $9.12 per unit)	-	6,000	6,000
Less:
Mortgage Payable assumed	-	13,000	13,000

	$24,997	$28,994	$53,991

Preliminary allocation of purchase is detailed in the following table:

	AHA Partnership	Metro LLC	Combined

Land	$2,852	$-	$2,852
Building	21,228	24,889	46,117
Furniture and Fixtures	2,949	3,621	6,570

Investment in Hotel Properties	27,029	28,510	55,539

Hotel Accounts Receivable	171	598	769
Deferred Costs	-	190	190
Intangible Assets	43	301	344
Other Assets	40	27	67
Mortgage Payable	-	(13,000)	(13,000)
Capital Lease Payable	(873)	-	(873)
Advance Deposits	(21)	-	(21)
Due to related party	(188)	(632)	(820)
Minority Interest	(1,204)	-	(1,204)

Included in intangible assets is purchase price allocated to franchise fees of $43 and $78 for the AHA Partnership and Metro LLC, respectively, and $226 related to an interest in a land lease. The land lease intangible relates to a land lease assumed with rates below fair value at the time of purchase and will be amortized over its remaining 94 year life.

As a result of the issuance of 657,895 limited partnership units, our pro forma ownership interest in HHLP is 85.3% while 14.7% is owned by a minority interest. To reflect the pro forma ownership interests in HHLP, Shareholder’s Equity was increased and Minority Interest was decreased by $2,347.

HERSHA HOSPITALITY TRUST

Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2005
(Unaudited, Dollar Amounts in Thousands Except per Share Data)

The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005 is presented as if the acquisition of our interest in the AHA Partnership and Metro LLC had been consummated on January 1, 2005.

This pro forma consolidated statement should be read in conjunction with the Hersha and the AHA Partnership and Metro LLC historical financial statements and notes thereto. In management’s opinion, adjustments necessary to reflect the effects of the acquisitions have been made based on management’s best estimate.

The following unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what actual results of Hersha would have been assuming such acquisition had been completed as of January 1, 2005, nor is it indicative of the results of operations for future periods.

	(A)	(B)
	Historical	AHA Partnership and Metro LLC	Combined	Adjustments		Pro Forma
Revenue:
Hotel Operating Revenues	$80,899	$13,931	$94,830	$-		$94,830
Total Revenue	80,899	13,931	94,830	-		94,830
Operating Expenses:
Hotel Operating Expenses	49,783	9,509	59,292	-		59,292
Land Lease	433	353	786	74	(C)	860
Real Estate and Personal Property Taxes and Property Insurance	4,346	-	4,346	-		4,346
General and Administrative	4,992	-	4,992	-		4,992
Unrecognized Gain on Derivative	(13)	-	(13)	-		(13)
Depreciation and Amortization	10,600	1,836	12,436	472	(D)	12,908
Total Operating Expenses	70,141	11,698	81,839	546		82,385

Operating Income (Loss)	10,758	2,233	12,991	(546)		12,445

Interest Income	359	-	359	-		359
Interest Income - Secured Loans Related Party	4,046	-	4,046	(1,226)	(E)	2,820
Interest Income - Secured Loans	137	-	137	-		137
Other Revenue	520	-	520	-		520
Interest Expense	(14,094)	(3,449)	(17,543)	1,875	(E)(F)	(15,668)
Income (Loss) from continuing operations before income (loss) from joint venture investments, distributions to preferred unit holders and minority interests	1,726	(1,216)	510	103		613
Income from Unconsolidated Joint Venture Investments	457	-	457	-		457
Income (Loss) from continuing operations before distributions to preferred unit holders and minority interests	2,183	(1,216)	967	103		1,070
Loss Allocated to Minority Interest in Continuing Operations	-	-	-	233	(G)	233

Income (Loss) from Continuing Operations	2,183	$(1,216)	$967	$336		$1,303

Preferred Distributions	1,920	-	1,920	-		1,920

Income (Loss) from Continuing Operations applicable to Common Shareholders	$263	$(1,216)	$(953)	$336		$(617)

Earnings Per Share from Continuing Operations applicable to Common Shareholders
Basic	$0.01					$(0.03)
Diluted	$0.01					$(0.03)

Weighted Average Common Shares Outstanding
Basic	20,293,554					20,293,554
Diluted	20,335,181					20,335,181

HERSHA HOSPITALITY TRUST

Notes and Management’s Assumptions to the
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2005
(Unaudited, Dollar Amounts in Thousands Except per Share Data)

(A)	Represents Hersha’s Consolidated Statement of Operations for the year ended December 31, 2005 as filed on Form 10-K, excluding discontinued operations.

(B)
Represents the historical statement of operations for the AHA Partnership and Metro LLC for the year ended December 31, 2005, included in the combined financial statements of Affordable Hospitality Associates L.P. and Metro JFK Associates, LLC.

(C)
Represents the adjustment to reflect the amortization of the land lease intangible and lease expense for the Metro LLC land lease over the remaining 94 year life of the lease on a straight line basis. The pro forma adjustment is as follows:

Amortization of the land lease intangible and land lease expense on a straight line basis	$427
Less: Metro LLC historical land lease expense	(353)
Pro Forma Adjustment	$74

(D)
Represents the adjustment to reflect the estimated depreciation on property of the AHA Partnership and Metro LLC after the allocation of purchase price, net of the amounts recorded for depreciation in the historical statement of operations for the AHA Partnership and Metro LLC. Depreciation and amortization are computed using the straight-line method and are based upon the estimated useful life of the asset.

We acquired an 80% interest in the AHA Partnership from our partners in the venture. The purchase price allocated to the property of the AHA Partnership represents the historical cost of the property, net of accumulated depreciation, and our portion of the fair value in excess of the net historical cost of the property. The pro forma adjustment reflects the depreciation expense incurred on the fair value in excess of the historical net cost of the property and is as follows:

Assets Acquired	Fair Value in excess of Net Historical Cost	Life	Depreciation Expense
Land	$1,203	N/A	$-
Building and Improvements	461	40	12
FF&E	1,464	7	209
Pro Forma Adjustment			$221

We acquired a 100% interest in Metro LLC and have allocated the purchase price to the assets acquired and liabilities assumed. The purchase price allocated to the property of Metro LLC represents fair value of the property. The property was put in service and began depreciating on February 1, 2005. The pro forma adjustment reflects the depreciation expense incurred on the fair value of the property in excess of the depreciation included in the historical statement of operations for Metro LLC and is as follows:

Assets Acquired	Fair Value	Life	Depreciation Expense

Building and Improvements	$24,889	40	$544
FF&E	3,621	7	453
Total			997
Less: Metro LLC historical depreciation			(746)
Pro Forma Adjustment			$251

(E)
Represents the elimination of interest income and interest expense on development loans receivable with related parties and interest bearing deposits with the AHA Partnership and Metro LLC. We maintained a development loan receivable with Metro LLC bearing interest at 10.0% per annum. Interest from this development loan receivable was $1,156 for the year ended December 31, 2005. We also had deposits with the AHA Partnership and Metro LLC bearing interest at 8.0% per annum. Interest from these deposits was $70 for the year ended December 31, 2005.

(F)
Represents the adjustment to reflect the estimated interest expense for the AHA Partnership and Metro LLC on proceeds from the borrowings under the line of credit facility to finance the acquisition, net of interest expense included in the historical statement of operations for the AHA Partnership which was paid down on the date of acquisition. The line of credit bears interest at the Wall Street Journal Prime Rate less 0.50% which was 6.75% as of December 31, 2005. The pro forma adjustment is as follows:

	Principal	Weighted Average Interest Rate	Interest Expense
Line of Credit	$26,000	5.69%	$1,479
Less: AHA Partnership historical interest expense			(2,128)
Pro Forma Adjustment			$(649)

(G)	Represents minority interest allocable to our partners in the AHA Partnership and minority interest allocable to holders of units of limited partnership interest in our operating partnership, HHLP.

The balance sheet and results of operation of AHA Partnership will be consolidated in our financial statements. Our 80% interest in the AHA Partnership carries a 9% participating preferred return on our contributed equity, limited by cash available for distribution. The 9% preferred return is non-cumulative. Cash available in excess of our 9% preferred return and the 9% return on our partners contributed equity is distributed in accordance with each partners interest in the AHA partnership. Pro forma cash available for distribution for the year ended December 31, 2005 was $1,702 and is allocated to Hersha in the amount of $1,362 and to our partner in the venture in the amount of $340. Based upon the preferences in cash distributions and upon liquidation, as defined in the partnership agreement, pro forma net loss of $151 was allocated to our partners in the venture due to our preference in the event of liquidation of the AHA Partnership.

We issued 657,895 common units of our operating partnership, HHLP in connection with the acquisition of Metro LLC, increasing the pro forma weighted average units outstanding in HHLP for the year ended December 31, 2005 from 2,842,507 to 3,299,952. As a result, pro forma weighted average minority interest percentage increased from 12.3% to 14.7%. The cumulative minority interest effect of the AHA Partnership and Metro LLC is calculated by using the weighted average minority interest percentage of 14.7% for year ended December 31, 2005, as follows:

Increase in historical Hersha income allocated to HHLP unit holders		$(60)

Minority interest in historical income (loss) of AHA Partnership and Metro LLC
Hersha interest in historical income of AHA Partnership	1,362
Historical Metro LLC net loss	(304)
Total Interest in historical net income (loss) of AHA Partnership and Metro LLC	1,058
Minority interest percentage	14.7%
Pro forma adjustment		(156)

Minority interest in pro forma adjustments
Depreciation pro forma adjustment	(472)
Interest expense pro forma adjustment	(1,479)
Straight-line lease expense pro forma adjustment	(74)
Total pro forma adjustments	(2,025)
Minority interest percentage	14.7%
Pro forma adjustment		298

Total pro forma adjustments for minority interest due to HHLP unit holders		$82

The total pro forma adjustment for loss allocated to our partners in the AHA Partnership and the loss allocated to HHLP unit holders is $233.